UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2005

SONICWALL, INC.

(Exact name of registrant as specified in its charter)

California	000-27723	77-0270079
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1143 Borregas Avenue Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 745-9600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 8, 2005, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SonicWALL, Inc. (the “Registrant”) adopted a bonus plan for employees of the Registrant including, Executive Officers and the Chief Executive Officer, for fiscal year 2005 (the “Plan”).

Under the terms of the Plan, the Committee has approved a bonus pool budget (the “Bonus Pool”) from which payments to participants shall be made based upon company and individual performance. For fiscal year 2005, the Committee selected total revenues, earnings per share on a pro-forma basis and free operating cash flow as the defined company performance measurements for the release of bonus pool payments. When company performance equals or exceeds minimum performance thresholds, 80% of the Bonus Pool is released. When company performance equals or exceeds the targeted performance thresholds, 100% of the Bonus Pool is released. When company performance exceeds the targeted performance threshold, the Bonus Pool is increased based upon a predetermined formula associated with total revenues and earnings per share on a pro-forma basis up to a maximum of 200% of the total bonus pool. With the exception of payments under the Plan to the Chief Executive Officer and certain other executives of the Registrant who report directly to the Chief Executive Officer, payments to participants in the Plan are determined by the Chief Executive Officer in accordance with criteria established in the Plan. Payments to executives of the Registrant who report directly to the Chief Executive Officer are determined by the Committee based upon recommendations by the Chief Executive Officer. Payment under the Plan to the Chief Executive Officer is determined by the independent members of the Board of Directors of the Registrant based upon recommendations of the Committee.

To be eligible for a payment under the Plan, each participant must remain an employee of the Registrant until such time as payments are authorized by the Committee, or, for the Chief Executive Officer, by the independent members of the Board of Directors. However, the Chief Executive Officer and certain executive officers are parties to Retention and Severance Agreements with the Registrant pursuant to which they will become eligible for Plan payments upon certain terminations of their employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONICWALL, INC.
(Registrant)
Date February 14, 2005
	By:	/s/ Robert B. Knauff
Chief Accounting Officer